Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Results of Third Quarter 2014

Irvine, CA, November 5, 2014 — Impac Mortgage Holdings, Inc. (NYSE MKT: IMH) announces financial results for the quarter ended September 30, 2014.  For the third quarter of 2014, the Company reported a net loss of $(1.2) million or $(0.13) per diluted common share, as compared to a net loss of $(4.9) million or $(0.56) per diluted common share in the third quarter of 2013. For the nine months ended September 30, 2014, the Company reported a net loss of $(4.1) million or $(0.44) per diluted common share, as compared to a net loss of $(4.3) million or $(0.52) per diluted common share for the nine months ended September 30, 2013.

Results of Operations
(in thousands)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013	September 30, 2014	September 30, 2013
Revenues:
Gain on sale of loans, net	$9,122	$6,534	$11,349	$20,248	$49,279
Real estate services fees, net	3,243	4,360	4,933	11,282	14,516
Servicing income, net	913	1,291	989	3,773	2,929
Mark-to-market mortgage servicing rights	(998)	(1,564)	(121)	(3,540)	3,061
Other	195	84	(70)	1,662	884
Total revenues	12,475	10,705	17,080	33,425	70,669
Expenses:
Personnel expense	9,062	9,319	15,270	27,841	51,923
General, administrative and other	4,410	4,555	6,092	14,337	19,298
Total expenses	13,472	13,874	21,362	42,178	71,221
Other income (expense):
Net interest (expense) income	747	(96)	(202)	338	36
Change in fair value of long-term debt	—	226	75	(424)	(453)
Change in fair value of net trust assets	92	4,711	(271)	7,841	(2,377)
Loss from discontinued operations, net of tax	(736)	(834)	(277)	(1,682)	(2,051)
Total other income (expense)	103	4,007	(675)	6,073	(4,845)
Net (loss) earnings before income taxes	(894)	838	(4,957)	(2,680)	(5,397)
Income tax expense (benefit)	307	756	(9)	1,405	(1,065)
Net (loss) earnings	$(1,201)	$82	$(4,948)	$(4,085)	$(4,332)

Diluted (loss) earnings per share	$(0.13)	$0.01	$(0.56)	$(0.44)	$(0.52)

The change in net results in the third quarter of 2014 as compared to the second quarter of 2014 was due to a positive impact from the growth of mortgage lending, an expected decline in real estate services revenue and a significant fluctuation in the change in estimated fair value of the residual interests portfolio.  In the third quarter of 2014, gain on sale of loans increased 40% over the second quarter of 2014 driven by a 98% increase in origination volumes.  Also, as a result of the anticipated ongoing runoff of our long-term mortgage portfolio, real estate services revenue declined 26% from the second quarter. Additionally, the estimated fair value of the net trust assets (residual interests in the securitized portfolio) increased $92,000 in the third quarter of 2014 as compared to the $4.7 million increase in the second quarter of 2014.

The $3.7 million improvement in the net results in the third quarter of 2014 over the third quarter of 2013 was primarily associated with a 37% decrease in expenses while we saw a 60% increase in mortgage originations volume.  The decline in expenses was primarily due to the sale of a costly retail brick and mortar lending channel, at the end of 2013 as we have shifted to focus on more correspondent and wholesale lending channels in 2014.  Offsetting the expense reduction was a $1.7 million decline in real estate services revenues to $3.2 million in the third quarter of 2014 as compared to the same period in the prior year, mainly associated with the improvement and runoff of our long-term mortgage portfolio.

Selected Operational Data

(in millions)

	Q3 2014	Q2 2014	% Change	Q3 2013	% Change
Originations	$923.6	$465.2	99%	$576.2	60%

	9/30/2014	6/30/2014	% Change	12/31/2013	% Change
Mortgage Servicing Portfolio	$1,247.7	$1,571.9	-21%	$3,128.6	-60%

Key Components of Net Earnings

•                  Mortgage lending volumes increased in the third quarter of 2014 to $923.6 million from $465.2 million in the second quarter of 2014 and $576.2 million in the third quarter of 2013, primarily due to the bulk purchases from one correspondent seller.

•                  Mortgage lending revenues increased in the third quarter of 2014 to $9.2 million as compared to $6.5 million in the second quarter of 2014, but decreased as compared to $11.3 million in the third quarter of 2013.

•                  Gain on sale margins decreased in the third quarter of 2014 to 99 bps, as compared to 141 bps in the second quarter of 2014, and 197 bps, in the third quarter of 2013 primarily associated with a shift in focus to correspondent lending, including bulk purchases of mortgage loans, which generates a greater volume of originations but at a lower cost.

•                  Mortgage servicing income decreased in the third quarter of 2014 to $913 thousand from $1.3 million in the second quarter of 2014 and remained relatively flat compared to $989 thousand in the third quarter of 2013.  The decline from the second quarter was due to the servicing sale completed in the second quarter generating $12.2 million in cash.

•                  Mortgage servicing rights decreased to $13.6 million at September 30, 2014 as compared to $36.0 million at December 31, 2013. The decrease is due to bulk sales of servicing rights totaling $2.6 billion in unpaid principal balance (UPB) and the sale of AmeriHome, including its servicing rights totaling $702.1 million in UPB during 2014.

•                  Real estate services revenue decreased to $3.2 million in the third quarter of 2014 as compared to $4.4 million in the second quarter of 2014 and $4.9 million in the third quarter of 2013 due to the anticipated runoff of the long-term mortgage portfolio.

•                  In our long-term mortgage portfolio, the residuals continue to generate better than expected cash flows of $2.0 million in the third quarter of 2014 and $7.6 million year-to-date through September 30, 2014, as compared to $1.7 million in the third quarter of 2013 and $5.0 million  year-to-date through September 30, 2013.

•                  Expenses decreased 3% in the third quarter of 2014 to $13.5 million from $13.9 million in the second quarter of 2014, and decreased 37% as compared to $21.4 million in the third quarter of 2013.

The increase in lending volume was predominately due to increases in correspondent lending to $747.3 million in the third quarter of 2014 compared to $271.4 million in the second quarter of 2014 and $212.0 million in the third quarter of 2013.  The increase is primarily due to the expansion of bulk acquisitions in the quarter which increased to $544.0 million in the third quarter of 2014. Mortgage lending margins declined associated with a higher concentration of bulk correspondent volume which earns a lower margin but which also has a much lower cost to generate.  This resulted in mortgage lending becoming profitable in the third quarter of 2014.

Recent Developments

During the third quarter of 2014, we rolled out and began originating non-Qualified Mortgage (non-QM) loans, marketed under our ‘AltQM’ label.  As expected, the predominant amount of the early originations came through our wholesale lending channel.  However, we expect our correspondent customers to begin delivering our AltQM loan programs during the fourth quarter of 2014 and first quarter of 2015.  According to Deutsche Bank’s “Outlook: In MBS and Securitized Products” dated October 22nd, 2014, under current market conditions, the non-QM market is producing what would amount to $50 billion annually and could one day increase to $600 billion annually.  We want to be in a position during 2015 to capture as much non-QM market share as possible.  In conjunction with launching these new AltQM products, we have established a strategic relationship which provides balance sheet capacity to fund these non-conforming loans.

Mr. Joseph Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc., commented, “Early indications are very positive for the growing of our AltQM pipeline.  We believe this will be further strengthened by the recent commitment by several large retail originators, to roll out these products through year end and during the first quarter of 2015.  Even as we roll out our AltQM loan products, the Company wants to continue to capture a larger market share of conventional and government loan business.  We want to provide a “full spectrum” of residential mortgage products to service all of our customers.”

Conference Call

The Company will hold a conference call tomorrow morning, November 6th, at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time), to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session, to answer questions submitted via email. Please email your questions to Justin.Moisio@ImpacMail.com.  Investors may participate in the conference call by dialing (866) 573-1930, conference ID number 21741146, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company’s web site at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “will,” “intends,” “believe,” “expect,” “likely,” “appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” or similar terms or variations on those terms or the negative of those terms. The forward looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following:  successful development, marketing, sale and financing of new mortgage products, including the non-Qualified Mortgage and conventional and government loan programs; ability to increase our market share in the various residential mortgage businesses; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, strategic relationships or otherwise;  the terms of any financing that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome, including any settlements, of litigation or regulatory actions pending against us or other legal contingencies; and our compliance with applicable local, state and federal laws and regulations and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward looking statements, see the annual and quarterly reports we file with the Securities and Exchange Commission. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and warehouse lending solutions, as well as real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage and warehouse lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, VP Investor Relations at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com or www.impaccompanies.com